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                                                                       EXHIBIT 5


Chartered Semiconductor Manufacturing Ltd,
60, Woodlands Industrial Park D,
Street 2,
Singapore 738406.                                             28th October, 1999


Dear Sirs,

1. We have acted as Singapore legal advisers to Chartered Semiconductor Manufacturing Ltd (the "Company"), a company organised under the laws of Singapore, in connection with a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission ("SEC") in the United States on 28th October, 1999 (the "Registration Statement"), for the registration under the United States Securities Act of 1933, as amended, of up to 107,160,000 ordinary shares (the "Shares"), par value of S$0.26 per Share, of the Company, directly or in the form of American Depository Shares representing Ordinary Shares, issuable pursuant to the Company's Share Option Plan 1999, as amended (the "Plan").

2. We have examined the following documents:-

            (a)   a copy of the Plan;

            (b)   a draft of the Registration Statement;

            (c) copies of the Memorandum of Association and Articles of Association of the Company, the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company;

            (d) copies of the extract of minutes of the Board of Directors of the Company (the "Board Resolutions") held on 29th July, 1999, and the minutes of an extraordinary general meeting of the Company held on 30th March, 1999, the minutes of the annual general meeting of the Company held on 29th April, 1999 and the minutes of the extraordinary general meeting of the Company held on 14th October, 1999 (the "Shareholders' Resolutions"), authorising, inter alia, the issue of the Shares pursuant to the Plan; and

            (e) such records of the corporate proceedings of the Company as we have deemed relevant and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3.          We have assumed:-

            (a) the genuineness of all signatures, seals and chops (if any) on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

            (b) that copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company and the Certificate of Incorporation on Conversion to a public company of the Company

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                  submitted to us for examination are true, complete and
                  up-to-date copies;

            (c) the conformity to the original documents of all documents produced to us as copies and the authenticity of the original documents, which or copies of which have been submitted to us;

            (d) that copies of the Board Resolutions and the Shareholders' Resolutions submitted to us for examination are true, complete and up to date copies; and

            (e) that the Board Resolutions and the Shareholders' Resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Board Resolutions or the Shareholders' Resolutions.

4. Based upon and subject to the foregoing, we are of the opinion that the Shares will be duly authorised and, when and to the extent Options are issued pursuant to the Plan and exercised in accordance with the terms of the Plan and upon receipt of the approval of the Board of Directors of the Company or a committee thereof for the allotment and issue of the Shares and, upon the issue of share certificates representing the Shares in accordance with the Articles of Association of the Company against payment for the Shares, the Shares will be validly issued, fully paid and non-assessable. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Shares to be issued means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

5. We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

                                                           Yours faithfully,

                                                           /s/ Allen & Gledhill